UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2018

IMMUDYNE, INC.

 (Exact name of registrant as specified in its charter)

Delaware	333-184487	76-0238453
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1460 Broadway New York, NY	10036
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 866-351-5907

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01. Entry Into a Material Definitive Agreement

Closing of Membership Interest Purchase Agreement

On May 29, 2018 (the “Closing Date”), Immudyne, PR, LLC, a wholly owned subsidiary of Immudyne, Inc. (the “Company”) entered into that certain Membership Interest Purchase Agreement (the “Purchase Agreement”) by and among nine individuals, as sellers (together, the “Sellers”), and Immudyne PR, LLC, as buyer (“Buyer”), pursuant to which Buyer acquired from Sellers all of Sellers’ right, title and interest in and to 51% of the membership interests (the “Membership Interests”) of LegalSimpli Software, LLC, a Puerto Rico limited liability company (“LSS”), which operates a marketing-driven software solutions business.

In consideration for Buyer’s purchase of the Membership Interests the Buyer paid $150,000 (the “Initial Payment”) to the Sellers upon execution of the Purchase Agreement. Additionally, Buyer may be obligated to pay up to an additional $200,000 in accordance with the following milestones (the “Milestones”): (i) $100,000 to the Sellers on the 90-day anniversary of the Purchase Agreement, so long LSS’s gross revenue for the preceding 30-day period is equal to or greater than $75,000; and (ii) $100,000 to the Sellers on the 180-day anniversary of the Purchase Agreement, so long as LSS’s gross revenue for the preceding 30-day period is equal to or greater than $150,000, with a minimum net profit margin of 25% in each instance.

Regardless of whether LSS achieves either or both of the Milestones, Buyer will retain full ownership of the Membership Interests.

The Purchase Agreement contains customary representations, warranties and covenants and closing occurred upon satisfaction of customary closing conditions.

In connection with the Purchase Agreement, Sellers amended LSS’s operating agreement (the “Amended Operating Agreement”) to include Buyer accordingly. LSS will have the right to make distributions of cash and property to its members on a pro rata basis in proportion to the respective percentage interest held by each member; provided, however, notwithstanding the foregoing, the Amended Operating Agreement establishes a bonus pool equal to 5% of net profits of LSS that may only be distributed to the four founding members of LSS. For each $10,000,000 in revenue, up to a maximum of $50,000,000 that LSS generates with a net profit margin equal to or greater than 20%, the founding members of LSS will receive 1% of the pretax profits, for a possible aggregate total of 5% of the pretax profits.

Line of Credit

In connection with the Buyer’s purchase of the Membership Interests, Buyer and LSS entered into that certain revolving line of credit agreement, (the “Line of Credit Agreement”) with respect to Buyer’s extending advances in the amount up to $1,000,000 for the benefit of LSS; provided, however, that Buyer is not obligated to advance any funds upon request and may unilaterally terminate LSS’s privilege to request advances under the Line of Credit.

Any amounts advanced pursuant to the Line of Credit Agreement will be memorialized with a promissory note, issued at the time of such advance at a rate of interest to be determined and stated on the face of such note.

The foregoing descriptions of the Purchase Agreement, Amended Operating Agreement and the Line of Credit Agreement do not purport to be complete and are qualified in their entirety by the terms and conditions of such documents. Copies of the Form of Purchase Agreement, Amended Operating Agreement and the Form of Line of Credit Agreement are attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively, and are incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.01.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

10.1*	Form of Membership Interest Purchase Agreement
10.2*	Form of Line of Credit
10.3*	Amended Operating Agreement

* Filed herewith

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUDYNE, INC.
(Registrant)

Date: June 1, 2018	By:	/s/ Justin Schreiber
	Name:	Justin Schreiber
	Title:	Chief Executive Officer

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